Exhibit 3.55

State of Delaware
Office of the Secretary of State

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “DR PEPPER/SEVEN UP BOTTLING GROUP, INC.”, FILED IN THIS OFFICE ON THE SEVENTH DAY OF OCTOBER, A. D. 1999, AT 4 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Edward J. Freel

	Edward J. Freel, Secretary of State
3081554 8100	AUTHENTICATION:	0016451

991426069	DATE:	10-08-99

RESTATED CERTIFICATE OF INCORPORATION
OF
DR PEPPER/SEVEN UP BOTTLING GROUP, INC.
          DR PEPPER/SEVEN UP BOTTLING GROUP, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify that:
          1. The name of the Corporation is DR PEPPER/SEVEN UP BOTTLING GROUP, INC., (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 11, 1999 under the name of Tosca Holdings, Inc. A Certificate of Amendment to the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 1999.
          2. This Restated Certificate of Incorporation has been approved by the Corporation’s Board of Directors and adopted by the Corporation’s stockholders pursuant to Sections 242 and 245 of the GCL.
          3. This Restated Certificate of Incorporation is being filed pursuant to Sections 242 and 245 of the GCL in order to amend and restate the Certificate of Incorporation of the Corporation.
          4. The Certificate of Incorporation of the Corporation is hereby restated in its entirety to read as follows:
          FIRST: The name of the corporation is DR PEPPER/SEVEN UP BOTTLING GROUP, INC. (hereinafter the “Corporation”).
          SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the GCL.
          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is six million (6,000,000) shares, consisting of six million (6,000,000) shares of Common Stock, par value $.01 per share (the “Common Stock”).

          FIFTH: The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.
          SIXTH: The powers and duties conferred or imposed on a board of directors of a corporation by the GCL shall be exercised and performed, pursuant to Section 141 (a) of the GCL, by or under the direction of a governing body of the Corporation which shall be known as a “Board of Directors”, in the manner set forth in this Article SIXTH. Capitalized terms not defined herein shall have the meanings ascribed to them in the Stockholders’ Agreement between the Corporation and its stockholders, as such agreement may be amended from time to time (the “Stockholders’ Agreement”). A copy of the Stockholders’ Agreement shall be made available to any stockholder of the Corporation who requests a copy in writing.
(i) Number and Classification. The Board of Directors shall consist of seven members (each, a “Director”, and collectively, the “Directors”), who shall be divided into three classes as follows:

Class A Directors	three directors
Class B Directors	three directors
Class C Directors	one director
In order to be qualified to serve as Directors, the Class A Directors shall be nominated for election by the Carlyle Stockholders, the Class B Directors shall be nominated for election by the Cadbury Stockholders and the Class C Director who shall be nominated for election shall be Jim L. Turner (“Turner”) but only so long as (i) Jim and Julie Turner Family Partnership, Ltd. (the “Partnership”) or Turner shall hold Securities and (ii) Turner shall be employed by the Corporation pursuant to the Turner Employment Agreement or any other agreement. Notwithstanding the foregoing, at such time as (i) neither the Partnership nor Turner holds Securities or (ii) Turner is not employed by the Corporation, there shall only be six Directors, consisting of three Class A Directors and three Class B Directors. Carlyle shall be entitled to delegate to any of its members of which TC Group, L.L.C. is the general partner the right to nominate any director which Carlyle is entitled to nominate hereunder. The Class B Directors shall have the sole authority to appoint the Chairman of the Board of Directors (the “Chairman”) from among the Directors. Directors shall, except as hereinafter otherwise provided for filling vacancies, be elected at the annual meeting of stockholders, and shall hold office until their respective successors are elected and qualified or until their earlier resignation or removal.
(ii) Quorum and Board Action. Four Board members, including at least one Class A Director, one Class B Director and, at such time that there is a Class C Director, one Class C Director, shall constitute a quorum for the transaction of business. If at any duly called and noticed meeting of the Board there is less than a quorum present due to the absence of the Class C Director, the other Directors present at such time may adjourn the meeting to a future date with reasonable notice to all of the Directors, and at such subsequent Board meeting, four Board members, including at least one Class A Director and at least one Class B Director, shall constitute a quorum for the transaction of business. Actions by the Board of Directors shall be taken in the manner set forth in the By-laws of the Corporation, which By-laws may include, inter alia, voting provisions stipulating that certain actions of the Board of Directors shall require the vote of a specified number of Directors of each class.
(iii) Organization; Matters for Board Consideration. The Chairman shall preside at all meetings of the Board of Directors, unless otherwise provided by the Corporation’s By-laws. The Chairman shall have the sole and complete authority to call Board meetings, to determine the agenda of Board meetings, and to determine which matters shall be put before the Board for consideration.
(iv) Committees. The Board of Directors may designate one or more committees in the manner set forth in the Corporation’s By-laws. Each committee shall consist of two or more of the Directors of the Corporation, provided that any committee will at all times include equal numbers of Class A Directors and Class B Directors.
(v) Officers; Compensation of Officers. The officers of the Corporation shall be a Chief Executive Officer, President, one or more Vice Presidents, a Secretary and a Treasurer, and such additional officers, if any, as shall be appointed by the Chief Executive Officer. The Chief Executive Officer shall be appointed by the Class B Directors. The Chief Executive Officer shall have the authority to appoint, remove and set the terms of employment (including compensation) for the officers of the Corporation. The Class B Directors shall have the authority to appoint, remove and set the compensation of the Chief Executive Officer, and, in the event that no Chief Executive Officer has been appointed or is currently in office, the Class B Directors shall have the authority to set the compensation of the President.
(vi) Removal, Vacancies and Additional Directors. A majority of the stockholders entitled to nominate Directors of a class may remove, pursuant to the terms of the Corporation’s By-laws, with or without cause, any Director of such class and, in addition, any Director of any class may be removed, but only for cause, by a vote of not less than two-thirds of the shares then entitled to vote in the election of any Directors. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any Director or for any other reason, may be filled only by the remaining Directors of the same class as the removed Director, and any Director so elected to fill any such vacancy shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. When one or more Directors shall resign effective at a future date, the remaining Directors of the same class as the resigning Director shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office as herein provided in connection with the filling of other vacancies. In the event that the Class C Directorship becomes vacant, the Class C Directorship shall be eliminated, and the size of the Board of Directors shall be reduced to six directors.
(vii) IPO. Effective upon the consummation of an IPO, (i) the Directors shall cease to be classified and the Corporation shall be governed by a board of directors as provided by Section 141 of the GCL and (ii) paragraphs (i) — (vi) of this Article SIXTH and all other references to special rights or obligations of the classes of Directors, the Chairman and/or the Chief Executive Officer contained in the Corporation’s Certificate of Incorporation or By-laws shall have no further force and effect.
          SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.
          EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the GCL.
          NINTH: To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after the date of filing of this Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time. No repeal or modification of this Article NINTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article NINTH at the time of such repeal or modification. For purposes of this Article NINTH, a “director” shall include any person who, pursuant to a provision of this Restated Certificate of Incorporation, in accordance with Section 141 (a) of the GCL, exercises or performs any of the powers or duties otherwise conferred or imposed upon a director by the GCL.
          TENTH: Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
          ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          TWELFTH: The Corporation shall, to the fullest extent permitted by the provisions of the GCL, as now or hereinafter in effect, indemnify all directors and officers of the Corporation whom it may indemnify under such provisions. Employees of the Corporation may be indemnified by the Corporation as the Board of Directors may determine, or as the By-Laws of the Corporation may provide. The indemnification provided by this provision shall not limit or exclude any rights, indemnities or limitations of liability to which any of such persons may be entitled, whether as a matter of law, by agreement, vote of the shareholders or otherwise. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director, officer or employee for or with respect to any acts or omissions of such director, officer or employee occurring prior to such amendment or repeal.

          IN WITNESS WHEREOF, the undersigned, being the Assistant Secretary of the Corporation, has duly executed this Restated Certificate of Incorporation on this 7th day of October, 1999.

By:	/s/ David A. Gerics
	Name:	David A. Gerics
	Title:	Assistant Secretary

[Signature page to Bottling Group Restated Certificate of Incorporation]